Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Biophan Technologies, Inc.

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated May 4, 2007, relating to the consolidated financial statements of Biophan Technologies, Inc. and Subsidiaries as of February 28, 2007 and 2006 and for each of the three years in the period ended February 28, 2007. Our report dated May 4, 2007, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, which is included in Biophan Technologies, Inc. and Subsidiaries 2007 Form 10-K. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 24, 2008